EXHIBIT 99.1

Zoro Mining Commences Augering Program at Escondida Project, Copiapo, Chile and Completes Financing

TUCSON, AZ – (Marketwire - May 30, 2012) - Zoro Mining Corp. ("Zoro" or the "Company") (OTCBB: ZORM) is pleased to announce commencement of a planned augering program at its Escondida project, located 55 kilometers northwest of the city of Copiapo, Chile and 15 kilometers from the Pan American Highway. The Escondida Project covers nearly 2,500 hectares of coastal plain in Region III.

Mineralization is contained within a Tertiary age sedimentary rock sequence, the upper portion of which is poorly consolidated. The sedimentary rocks are intermittently exposed along a NE-SW six-kilometer trend, most prominently to the SW, where erosion has exposed the sedimentary sequence to depths of up to 15 meters. The depth of the sedimentary rock was further tested in 2008 with two reverse circulation drill holes, placed 400 meters apart, perpendicular to the inferred mineralized strike. RC#1 was drilled to 100 meters, ending in sedimentary rock, whereas RC#2 hit rubble from the underlying batholith at 85 meters.

Two previous phases of initial exploratory trenching determined that along much of the trend, the mineralized sedimentary rocks are only a few meters depth from the surface. The top meter or so of the sediments are a richly oxidized red as seen in Figure 1 below. A perched water table protects the underlying sulfides from oxidation.

Overburden (1-2 meters)
Oxide Zone (1-2 meters)
Perched water table
Sulfide Zone

Figure 1, Portion of a trench showing oxide and sulfide zones

Mineralization within the sedimentary rocks consists of gold and silver associated with finely disseminated base metal sulfides. Silicified wormholes, local and discontinuous siliceous sinter horizons, and pyritized marine shell imprints suggest that coeval sedimentation and mineralization occurred in a shallow lagoon environment. The occurrence of coincident sedimentation and disseminated sulfide mineralization associated with local silicification and discontinuous sinter horizons at all levels of the sedimentary rock sequence suggests that hot springs may have been active for a substantial period of time. Subsequent uplift has raised the sedimentary rocks to as much as 100 meters above sea level.

Some of the indicative gold and silver results from a previous trenching program are listed in the table below:

Trench	Gold g/ton	Silver g/ton
TP-01	0.72	4.67
TP-02	1.28	1.56
TP-03	3.73	9.33
TP-07	0.90	1.56
TP-10	2.02	1.56
TP-14	0.34	1.56
TP-15	1.49	3.11
TP-17	0.09	9.33
TP-18	0.47	7.78
TP-21	6.41	4.67
TP-24A	1.59	6.22

Table of Indicative precious metal contents

Follow-up augering has been chosen as the next exploration method, as the targeted rocks are not sufficiently indurated to allow coring, and the perched water table creates poor recoveries for standard drilling and reverse circulation techniques. Where feasible, auger holes will be drilled on 100-meter centers to depths of 10 to 15 meters. The program will test both depth and lateral occurrence of gold and silver mineralization along strike.

Escondida Project

Zoro previously entered into an earn-in agreement with Llanos de Caldera, S. A. Cerrada, (“Llanos”), a privately held Chilean corporation, for participation by Llanos in the Escondida project. The agreement grants Llanos a one-year period during which to act as operator and expend US$500,000 in qualifying expenditures at the project, constituting an initial exploration program and including drilling, sampling analytical and metallurgical test work. With Zoro’s consent, Llanos subsequently assigned its rights in the earn-in agreement to the Escondida Chile Joint Venture, a partnership between Llanos and the HEI Escondida Joint Venture.

At the end of this period and upon expending the requisite amount, the Escondida Chile Joint Venture will have satisfied its earn-in requirements and acquires an undivided 70% of the Escondida project. Upon earn-in the parties have agreed to form a joint venture in accordance with the Rocky Mountain Mineral Law Foundation standard format and execute a joint operating agreement whereby the Escondida Chile Joint Venture will be the operator, and the parties shall fund their respective shares of expenses going forward.

Llanos is a privately held Chilean corporation funded by venture capitalists resident in the United States. The HEI Escondida Joint Venture is a general partnership based in Colorado consisting of multiple partners and a managing partner, HEI Resources, Inc.

Private Placement

Zoro is also pleased to announce, as of May 29, 2012, it has completed a non-brokered private placement (the “Offering”) of 1,943,334 units (the “Units”) at US$.15 per unit for total gross proceeds of US$291,550.  Each unit consists of one common share in the capital of the Company and one half of a warrant entitling the purchaser to acquire one additional Common Share at the exercise price of US$.25 per Common Share until May 29, 2012.

All of the securities issued by the Company in connection with the Offering are restricted securities within the meaning of Rule 144

Qualified Person

John E. Hiner, Licensed Geologist and Registered Member of SME, a qualified person as defined by National Instrument 43-101, has reviewed and approved the information provided in this news release.

About Zoro Mining Corp

Zoro Mining Corp. is a junior exploration company working to advance gold and copper projects in South America, with a major focus on large-scale, open pittable targets in Peru and Chile. Zoro’s key projects are the Yura (Peru); and Don Beno, Escondida, Piedra Parada, and Fritis properties in Chile.

For further information, please visit Zoro’s website at zoromining.com

To contact us, please call Zoro Mining Corporation Investor Relations at 1 888 486 5613

Forward-Looking Statements: This press release may contain projections and certain “forward-looking statements” within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, which involve various risks and uncertainties regarding future events. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) inability to complete the Earn-In for any reason; (ii) adverse market conditions; (iii) a decrease in demand for and price of gold and precious metals; (iv) the inability to obtain, or a change in local governmental or regulatory approval or policies that may adversely affect permitting and the exploration work; (v) general uncertainties with respect to mineral exploration; (vi) the possibility of project cost overruns and of unanticipated costs and expenses; and (vii) the availability and costs of financing needed in the future. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates of opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.